EXHIBIT 23.2

CONSENT OF KLH CONSULTING

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEER

I hereby consent to the incorporation by reference into this Post-Effective Amendment No. 1 on Form S-1 to Form S-3 (File Nos. 333-179009 and 333-178176) of Legend Oil and Gas, Ltd. (the “Company”), of my report dated March 1, 2012, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Kenton L. Hupp
Kenton L. Hupp
Licensed Petroleum Engineer
Wichita, Kansas

March 30, 2012